Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Orbital ATK, Inc. of our report dated March 15, 2016 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Orbital ATK, Inc.’s Transition Report on Form 10-K for the transition period ended December 31, 2015.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
McLean, Virginia
April 7, 2016